TRANSITION AND RETIREMENT AGREEMENT AND RELEASE

This TRANSITION AND RETIREMENT AGREEMENT AND RELEASE (the “Agreement”) is made by and between Flexsteel Industries, Inc. (the “Company”) and Jerald K. Dittmer (referred to herein as “Employee”) (Employee and the Company, collectively, the “Parties”).

1.
Employment Transition. The parties agree that Employee will voluntarily resign from his position as Chief Executive Officer of the Company on June 30, 2024 (the “Transition Date”). By signing this Agreement Employee agrees that he will thereafter remain employed by the Company as a Strategic Advisor until his voluntary retirement from the Company on or before December 31, 2024 (the “Retirement Date”). The period between the Transition Date and the Retirement Date shall be known as the Transition Period (“Transition Period”). Regardless of whether Employee signs this Agreement:

A.
The Company will pay Employee for all wages earned by Employee through the Transition Date;
B.
The Company will pay to Employee any payment(s) required or owed to Employee pursuant to any vested rights (including rights that vest upon termination) under the Company’s Cash Incentive Compensation Plan, 2013 Omnibus Stock Plan (as amended), 2022 Equity Incentive Plan, and/or Long-Term Incentive Plan or any Notification of Award pursuant to such plan(s) (the “Incentive Plans”) when any such payment(s) are due.
C.
The Company will reimburse Employee for any reasonable business expenses incurred on behalf of the Company during Employee’s employment, provided that Employee provides the Company with documentation of such expenses in accordance with Company policy within three (3) weeks after the Retirement Date; and
D.
The Company will consider Employee’s separation from employment with the Company as a voluntary retirement from Employee’s employment for purposes of any Company benefit plan, including without limitation the Incentive Plans.
2.
Transition Period and Board Resignation. During the Transition Period Employee will be employed in the role of a Strategic Advisor. In that role, upon the request of the Chief Executive Officer, Employee will be available for consultation on strategy and business operations. During the Transition Period, Employee will be paid $8,333.33 per payroll period, or portion thereof for any partial periods, subject to standard deductions and withholdings, and will remain eligible for the Company’s benefit package offered to all U.S. Employees. Employee will no longer be eligible for (i) any executive benefits including health, furniture, and tax preparation benefits, (ii) new grants under the Cash Incentive Plan and (iii) new grants of Performance Stock or restricted stock units under the long-term incentive program. Consistent with Employee’s employment agreement signed on December 17, 2018, Employee further understands and agrees that Employee will voluntarily resign his current position on the Board of Directors on the Retirement Date. Employee will be available at mutually agreeable dates and times for consultation.

3.
Retirement Benefits. In exchange for Employee’s execution and acceptance of this Agreement as well as the Release Addendum attached hereto as Exhibit A (“Release Addendum”), and provided Employee does not rescind either this Agreement or the Release Addendum within the time allowed herein, and that Employee complies with all obligations set forth in this Agreement and the Release Addendum, the Company will provide Employee the following (collectively, the “Retirement Benefits”):

A.
Contingent on the Employee voluntarily resigning his position of CEO on June 30, 2024, Employee will receive a pro rata portion of the restricted stock unit awards granted July 1, 2022 and July 1, 2023 and performance stock unit award granted July 1, 2023. The pro rata calculation will be based on a vesting or performance period, as applicable, ending December 31, 2024, regardless of the date of the Retirement Date. The performance stock unit awards will be based on actual results. The pro rata awards will be delivered in accordance with the original delivery schedule of the awards.

B.
Employee understands and agrees that by signing and not rescinding this Agreement and the Release Addendum, and by receiving the Retirement Benefits outlined herein, Employee is forfeiting and releasing any right or claim to receive any benefit pursuant to the Flexsteel Industries, Inc. Severance Plan for Management Employees, effective as of October 25, 2018.

Employee agrees that the pro rata vesting set forth in Section 3 is in addition to any other vesting the employee is otherwise entitled to under the applicable equity plans. Employee understands that Employee will receive the Retirement Benefits described in this Section 3 only if Employee satisfies all of Employee’s obligations under this Agreement and the Release Addendum, timely signs this Agreement and the Release Addendum, and does not rescind this Agreement or Release Addendum. Employee understands that if Employee does rescind this Agreement or the Release Addendum as set forth herein, Employee will not receive such benefits.

4.
No Other Benefits. Employee understands that, except for those items of compensation specifically referenced in or provided through this Agreement, Employee shall receive no other compensation or benefits from the Company and is no longer participating in the Company’s benefit plans after the Retirement Date, except to the extent Employee is entitled to do so under state and federal benefits continuation laws. All of Employee’s rights under such plans shall be governed in accordance with the terms of such plans. Employee acknowledges receipt of applicable summary plan descriptions relating to such plans.

5.
Release of Claims. Employee understands that as part of this Agreement, Employee is receiving the Retirement Benefits that Employee would not otherwise be entitled to receive and that Employee agrees constitute sufficient consideration for all aspects of this Agreement and the Release Addendum. In return for the Retirement Benefits, Employee, on behalf of himself and any person or entity that could bring a claim on Employee’s behalf, hereby releases the Company and its subsidiaries, predecessors, successors, assigns and/or affiliated companies, businesses or entities (collectively, “Affiliates” and each, an “Affiliate”), and all of their respective employee benefit plans, plan administrators, trustees, current and former officers, agents, directors, employees, independent contractors, unit holders, shareholders, attorneys, accountants, insurers, representatives, predecessors, successors and assigns, both individually and in any representative capacity (collectively, the “Parties Released by Employee”), from each and every legal claim or demand of any kind, whether known or unknown, existing at any time up to and including the date of this Agreement, including without limitation: (a) any claim or demand in any way arising out of or related to Employee’s employment with and/or separation from employment with any of the Parties Released by Employee; (b) Employee’s Executive Employment Agreement; (c) The First Amendment to Employee’s Executive Employment Agreement (d) any other agreement or understanding between the Company and Employee; and (e) any action, conduct, decision or omission by any of the Parties Released by Employee related to Employee.

Employee understands and agrees that this Agreement is a full, final, and complete settlement and release of the Parties Released by Employee of any and all of Employee’s claims, whether known or unknown, including, but not limited to, any claims or rights Employee may have under the Employment Retirement Income Security Act, 29 U.S.C. § 1001, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act, 29 U.S.C. § 201 et seq., the Equal Pay Act, 29 U.S.C. § 206 et seq., the National Labor Relations Act, 29 U.S.C. § 1501 et seq., any Iowa employment law (including but not limited to the Iowa Civil Rights Act of 1965, Iowa Code § 216.1, et seq., and Iowa Wage Payment Collection Act, Iowa Code § 91A.1, et seq., any Texas employment or other law (including but not limited to the Texas Labor Code Chapter 21 (employment discrimination) and the Texas Workers Compensation Act, Tex. Labor Code Chapter 451), and any other foreign, federal, states’, or local governments’ laws, regulations, or Employee orders governing or relating to employment. Employee further understands and agrees that Employee is releasing any claims Employee may have, whether known or unknown, for payment or grant of compensation, benefits, stock, membership units, equity, securities or options of any kind, fraud or misrepresentation, promissory estoppel, wrongful or constructive discharge, defamation, invasion of privacy, breach of any legal duty (including any fiduciary duty), breach of covenant of good faith and fair dealing, reprisal or retaliation, breach of contract, unjust enrichment, negligence, negligent hiring, supervision and retention, intentional or negligent infliction of emotional distress, and any other claims arising under any law. Employee further agrees that if any claim that Employee releases in this Agreement is prosecuted in Employee’s name before any court or administrative agency, Employee will waive any benefits Employee might otherwise obtain through such prosecution and will not take any award of money, compensation, or any other damages or award from such suit.

6.
Exclusions from Employee’s Release of Claims. Notwithstanding any other provision of this Agreement, Employee does not release:

A.
Any rights Employee may have under this Agreement.
B.
Any vested rights to any payment(s) the Company is required to make pursuant to the Company’s Cash Incentive Compensation Plan, and/or Long-Term Incentive Plan or any Notification of Award pursuant to such plan(s);
C.
Any vested rights that Employee may have under any Notification of Award pursuant to the Company’s Omnibus Stock Plan or 2022 Equity Incentive Plan

D.
Employee’s rights to indemnification and insurance coverage against third party claims; and
E.
Any claims that arise after (or arise from acts occurring after) the date that Employee signs this Agreement.
7.
Return of Property. Employee hereby certifies and affirms that Employee will make all commercially reasonable efforts to return to the Company all Confidential Information, as defined below, and all other property of the Company, or of the Company’s customers or affiliated entities in Employee’s possession or control on or before the Retirement Date. Employee will make all commercially reasonable efforts to return all originals, copies of, or electronically stored documents or other materials containing Confidential Information, regardless of who prepared them, and any other Company property, including, but not limited to, any phones, electronic devices, computers, keys, records, manuals, books, documents (including all letters, email messages, memoranda, notes, notebooks, and reports). In the case of electronically stored files, documents or information outside of the Company’s electronic systems, Employee will make all commercially reasonable efforts to make a copy of such information, turn that copy over to the Company, and destroy all electronically stored files, documents or information formerly in Employee’s possession or control.

8.
Confidential Information.
A.
Definition of Confidential Information. For purposes hereof, “Confidential Information” means any non-public information, whether or not reduced to writing, regarding the Company or any of its Affiliates or any of their employees, managers, directors, representatives, suppliers, vendors, shareholders, owners, members, customers, or other third parties or entities with whom the Company or any such Affiliate does business, which Employee received, learned of or developed during any period that Employee provided services to the Company or its Affiliates. Confidential Information includes, but is not limited to, trade secrets, financial information, personnel policies, key personnel information and any other proprietary information or knowledge of the Company or its Affiliates, including existing or contemplated products, services, profit margins, fee schedules, pricing, design, processes, formulae, business plans, sales techniques, marketing techniques, training methods, manuals and materials, policies or practices related to business, personnel or other matters, computer databases, computer programs, software and other technology, customer lists, customer preferences or requirements, vendor lists or supply information. Any information disclosed to Employee or to which Employee had access that Employee reasonably considered to be Confidential Information, or which the Company or any of its Affiliates considered to be Confidential Information, will be deemed Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include any information that has become known or available to the general public, other than as a result of Employee’s breach of this Agreement.
B.
Restrictions. Employee agrees not to, directly or indirectly, retain, use or disclose any Confidential Information after the Retirement Date unless expressly authorized by the Company to do so. Employee recognizes that the Confidential Information constitutes a valuable asset of the Company and its Affiliates and agrees to act in such a manner as to prevent such information’s disclosure and use by any person in any manner not expressly authorized by the

Company in writing to receive or use such information. Employee understands that Employee’s obligations under this Section 8 are unconditional and shall not be excused by any conduct on the part of the Company, except: (i) prior voluntary disclosure by the Company of the information, other than by Employee; or (ii) express written authorization of the Company.
C.
Immunity for Certain Limited Disclosures. Notwithstanding any other provision of this Agreement, Employee understands that Employee may in accordance with any applicable law, including but not limited to the federal Defend Trade Secrets Act, disclose Company information, including trade secrets, as follows: (a) in confidence, to federal, state, or local government officials, or to an attorney of Employee, for the sole purpose of reporting or investigating a suspected violation of law; or (b) in a document filed in a lawsuit or other legal proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with any applicable law or create liability for disclosures expressly allowed by law.
D.
Compelled Disclosure. In the event a third party seeks to compel, at any time, Employee’s disclosure of any information that may include Confidential Information by judicial or administrative process, Employee will, to the extent permitted by law, promptly notify the Company of such occurrence and furnish a copy of the demand, summons, subpoena, or other process served upon Employee to compel such disclosure and will permit the Company to assume, at the Company’s expense, but with Employee’s cooperation, defense of such disclosure demanded or requested. In the event that the Company refuses to contest such third-party disclosure demand under judicial or administrative process, or if a final judicial order is issued compelling Employee’s disclosure of Confidential Information, Employee shall be entitled to disclose such specific information, and only such specific information, in compliance with the specific terms of such administrative or judicial process or order without violating Employee’s obligations under this Agreement.

9.
Unfair Competition.

A.
Acknowledgment. Employee acknowledges that: (a) the services Employee performed for the Company as its most senior officer were of a special and unique nature; (b) the Company operates in a highly competitive environment and would be substantially harmed if Employee were to compete with the Company or divulge its Confidential Information; (c) Employee is receiving valuable and sufficient consideration for entering into this Agreement, including the Retirement Benefits described in Section 2, above; and (d) the provisions of this Section 9, including all of its subparts, are reasonable and necessary to protect the Company’s appropriate business interests.
B.
Covenant Not to Compete. Employee agrees that for a period of twenty-four (24) months following the Retirement Date (the “Restricted Period”), Employee will not, directly or indirectly, hold any ownership interest in (except as a stockholder of a public company in which Employee owns less than three percent (3%) of the issued and outstanding capital stock of such company), manage, control, serve on the Board of Directors of, or render services of any kind, in any capacity, to any Competitive Person or Entity, as defined below. For purposes of this Agreement:

(i) “Competitive Person or Entity” means any person or entity that: (a) competes with the Company, or plans to Compete with the Company, in a Restricted Territory; or (b) markets or manufactures, or plans to market or manufacture, products or services in or for a Restricted Territory that are similar to or interchangeable with the products or services marketed or manufactured by the Company during Employee’s last two (2) years of employment with the Company; and

(ii) “Restricted Territory” includes any portion, area, or region located in Canada, Mexico, or the United States of America.

C.
Covenant Not to Solicit, Service, or Interfere with Customers. Employee agrees that, during the Restricted Period, Employee will not, directly or indirectly, solicit, contact, discuss with, or provide services to any Customer regarding or concerning any Competitive Person or Entity, as defined above, or otherwise take any action that attempts to or may actually diminish the business with, or purchases from, the Company with respect to any Customer. For purposes of this Agreement, a “Customer” includes any person or entity that has purchased any product or service from the Company or that the Company is attempting to sell any product or services as of the Retirement Date or that the Company has attempted to sell any product or service in the two (2) year period before the Retirement Date.
D.
Covenant Not to Solicit or Service Employees, Customers, and Business Relations. Employee agrees that, during the Restricted Period, Employee will not, directly or indirectly, attempt to or actually solicit, recruit, hire, or encourage any employee, vendor, supplier, consultant, independent contractor, subcontractor, or other business contact of the Company to terminate or diminish his, her, or its relationship or business with the Company. This Section 9D shall not prohibit Employee from, upon request, providing a letter of reference regarding any individual who has not been employed by the Company for at least three (3) months, provided that Employee does not breach any other obligation under this Agreement.
E.
Disclosure of Obligations. Employee agrees that, during the Restricted Period, Employee will, prior to accepting employment or any other business relationship with any other person or entity, inform that person or entity of Employee’s obligations under Sections 8 and 9 of this Agreement. Similarly, Employee hereby authorizes the Company to notify any other person or entity during the Restricted Period, including, without limitation, Employee’s future employers, future partners, and Customers, as defined above, of the existence of this Agreement and Employee’s obligations under Sections 7 through 11 of this Agreement.
F.
Extension of Restricted Period. If the Company obtains a court order or judgment finding that Employee has violated any portion of this Section 9, Employee agrees that the Restricted Period will be extended for a period of time equal to the period between the Retirement Date and such court order or judgment.
10.
Mutual Non-disparagement. Employee agrees not to directly or indirectly disparage or otherwise make any comment or statement that casts an unfavorable light upon the Company or any Affiliate, or any of their directors, officers, employees, representatives or agents. The Company agrees that it will instruct the members of the Company’s Board of Directors and the Company’s officers not to directly or indirectly disparage or otherwise make any comment or statement that casts an unfavorable light upon Employee. Notwithstanding the foregoing, this provision shall not preclude the Company or Employee from making truthful statements to any government agency or pursuant to any lawful subpoena.
11.
Cooperation. Employee agrees to cooperate with the Company as follows:

A.
Legal Proceedings. In the event that any legal proceeding arises in which the Company or any Affiliate deems Employee’s testimony or participation to be relevant or necessary, Employee agrees to make himself reasonably available and to cooperate with the Company or such Affiliate in connection with the proceeding by providing testimony through affidavit, in a deposition, or at a hearing or trial, or otherwise assisting the Company or Affiliate with respect to the proceeding. This provision is not intended to affect the substance of any testimony that Employee is asked to provide. Rather, Employee agrees to provide truthful testimony and to otherwise assist the Company or Affiliate in light of and in full compliance will all applicable laws. The Company will instruct its counsel to use commercially reasonable efforts to schedule any proceeding requiring Employee’s attendance in a manner that will minimize interference with Employee’s personal and professional plans and obligations, and will reimburse Employee for all out-of-pocket expenses incurred by Employee in providing assistance pursuant to this Section 11.A. If such assistance is required by the Company after the end of the Restricted Period, defined above, the Company and Employee will agree on a reasonable hourly rate solely to compensate Employee for the time spent by Employee providing such cooperation and during which Employee is not free to engage in other pursuits.

B.
Consultation. In the event any questions arise with regard to information or subject that Employee developed, of which Employee had knowledge, or with which Employee otherwise was involved during Employee’s employment with the Company, Employee agrees that during the Restricted Period, Employee will cooperate with and respond to any reasonable request by the Company or any affiliated company for advice, opinions, or other information responsive to the question posed. Such consultation shall be limited to an aggregate total of twenty (20) hours of consultation without any additional compensation or payment to Employee by the Company.

12.
Period for Review and Consideration. Employee understands that Employee has been given a period of a least twenty-one (21) days from receipt of this Agreement to review and consider this Agreement before signing it. Employee is advised by the Company to consult with an attorney of Employee’s choosing before signing this Agreement. Employee further understands that Employee is allowed to use as much of this review period as Employee wishes prior to signing this Agreement. Employee and the Company agree that during this 21-day period the Company made changes to this Agreement based on requests made by Employee. Employee and the Company agree that these changes, whether material or immaterial, do not restart the running of Employee’s 21-day consideration period. Employee understands that if Employee wishes to accept this Agreement, Employee must sign it and return it to Stacy M. Kammes, VP Human Resources, Flexsteel Industries, Inc., 385 Bell Street, Dubuque, IA 52001 or to Ms. Kammes by electronic transmission of a copy signed by Employee (which facsimile shall be effective for acceptance) to: SKammes@flexsteel.com, or the offer of this Agreement shall be automatically revoked.

13.
Opportunity to Rescind. Employee understands that Employee may rescind and cancel Employee’s acceptance of this Agreement for any reason within seven (7) days after Employee has signed it. If Employee decides to cancel this Agreement and mail Employee’s notice of cancellation, Employee understands that it must be postmarked within the seven (7) day period and addressed to Stacy M. Kammes, VP Human Resources, Flexsteel Industries, Inc., 385 Bell Street, Dubuque, IA 52001, and must be sent by certified mail, return receipt requested. If Employee does not timely sign or decides to cancel this Agreement, the Agreement shall be null and void, and Employee will not be entitled to any of the Retirement Benefits.

14.
Release Addendum. Employee understands and agrees that the Release Addendum attached hereto as Exhibit A includes its own review and consideration period as well as an opportunity to rescind, which Employee has reviewed. Employee understands and agrees that he must execute and return the Release Addendum no sooner than and within three (3) days after the Retirement Date. Employee understands and agrees that he will not be entitled to the Retirement Benefits if he fails to timely execute and return the Release Addendum or if he rescinds the same.

15.
Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company and/or the Released Parties make no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company and/or the Released Parties be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

16.
Miscellaneous.

A.
Complete Agreement. Employee understands that this Agreement contains the entire agreement regarding the subject matter hereof and supersedes and replaces any prior written or oral promises, understandings, or agreements regarding such subject matter. There are no other written or oral promises, understandings, or agreements regarding such subject matter in effect.

B.
No Admission. Employee understands that nothing contained in this Agreement is to be construed by Employee or anyone else as an admission that the Company or any of the Parties Released by Employee has violated any law. In fact, Employee understands that the Company expressly denies any wrongdoing whatsoever.

C.
Non-Interference. Nothing in this Agreement is intended to or shall preclude Employee from cooperating with any appropriate federal, state or local government agency in connection with any investigation or proceeding conducted by any such agency.

D.
Applicable Law, Exclusive Venue. This Agreement, Employee’s and the Company’s rights hereunder, and any issues related to this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without regard to any state’s choice of law principles or rules. The exclusive venue for any action hereunder or related to this Agreement, or the subject matter of this Agreement, shall be in the State of Iowa, whether or not such venue is or subsequently becomes inconvenient, and the Company and Employee consent to the exclusive jurisdiction of the state and federal courts in the State of Iowa.
E.
Payments/Taxes. Employee understands that all amounts paid under this Agreement shall be subject to normal withholdings or such other treatment as the Company believes in good faith is required by law. No representations as to tax consequences of this Agreement have been made to Employee by the Company or any of its representatives.
F.
Modification by the Parties. Employee understands that this Agreement shall not be modified or amended except by a written instrument signed by the Company and Employee. In addition, Employee understands that no waiver of any provision of this Agreement shall be binding unless set forth in a writing signed by the party effecting the waiver. Any waiver by either party shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.
G.
Remedies. Employee acknowledges and agrees that a violation of this Agreement, including but not limited to, Employee’s obligations under Sections 7, 8 and 9, including those sections’ subparts, would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violations would be inadequate. In recognition of the foregoing, Employee agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without any necessity of proof of actual damages or posting any bond, the Company will have the right to enforce this Agreement by specific remedies which include, among other things, temporary and permanent injunctions. In the event of any litigation involving this Agreement, regardless of which party commences such litigation, in addition to any other damages allowed by law, the prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses incurred in such litigation.
H.
Severability, Blue Pencil. Employee understands that the invalidity or partial invalidity of any portion of this Agreement shall not invalidate the remainder thereof, and said remainder shall remain in full force and effect. Moreover, if one or more of the provisions contained in this Agreement shall, for any reason, be held to be excessively broad as to scope, activity, subject or otherwise, so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with then applicable law.
I.
Acknowledgment. Employee acknowledges that Employee has had the opportunity to discuss this Agreement with and obtain advice from Employee’s private attorney,

that Employee has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and that Employee is knowingly and voluntarily entering into this Agreement. No representations as to tax or other consequences of this Agreement have been made to Employee by the Company or its representatives.
J.
Indemnification and Insurance Coverage. Employee’s right to indemnification pursuant to Article XIII of the Company’s Amendment and Restated Bylaws, as in effect on the Retirement Date, shall be considered a contractual right that shall not be diminished by any subsequent amendment to the Bylaws. Employee shall continue to be covered by any directors and officers, fiduciary liability, employment practices, or similar liability insurance policy maintained by the Company at the level at which current Board members and the Company’s current most senior Employee officers are covered.

17.
Signature. Employee has read this Agreement, knows its contents and has signed it as a free and voluntary act having had adequate opportunity to consider its terms and conditions and to consult with counsel of Employee’s choosing. This Agreement may be executed in counterparts, each of which, when so executed, shall together constitute and be one and the same instrument.

The parties have signed this Retirement Agreement and Release on the dates set forth next to their respective signatures.

Date: 4/25/2024 /s/ Jerald K. Dittmer

Jerald K. Dittmer

Date: 4/25/2024 Flexsteel Industries, Inc.

/s/ Thomas M. Levine

By Thomas M. Levine

Its Chair, Board of Directors

EXHIBIT A

Release Addendum

(To Be Signed No Sooner than and Within Three Days after the Retirement Date)

I, Jerald K. Dittmer (“I,” “Me,” “My,” “Myself”), and Flexsteel Industries, Inc. (the “the Company”) hereby enter into the following Release Addendum (the “Release Addendum” or “Addendum”):

1.
Retirement from Employment. My employment with the Company has ended as set forth in the Transition and Retirement Agreement and Release (the “Agreement”) between the parties to which this Addendum is attached as Exhibit A. In addition, the Transition Period referenced in the Agreement has concluded.

2.
Release of Claims. In return for the Retirement Benefits in the Agreement, which I agree I would not otherwise be entitled to receive, I, on behalf of myself and any person or entity that could bring a claim on my behalf, hereby release the Company and any subsidiaries, predecessors, successors, assigns and/or affiliated companies, businesses or entities and all of their respective employee benefit plans, plan administrators, trustees, current and former officers, agents, directors, employees, independent contractors, shareholders, attorneys, accountants, insurers, representatives, predecessors, successors and assigns, both individually and in any representative capacity (collectively, the “Released Parties”), from each and every legal claim or demand of any kind, whether known or unknown, existing at any time up to and including the date on which I sign this Release Addendum, including without limitation any claim or demand in any way arising out of or related to (a) any action, conduct, decision or omission by any of the Released Parties related to me; or (b) my employment with and/or separation of employment with any of the Released Parties.

I understand and agree that this Release Addendum is a full, final, and complete settlement and release of the Released Parties of all of my claims, whether known or unknown, including but not limited to any claims or rights I may have under the Employment Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 626 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Equal Pay Act, 29 U.S.C. § 206 et seq., the National Labor Relations Act, 29 U.S.C. § 1501 et seq., any Iowa employment law (including but not limited to the Iowa Civil Rights Act of 1965, Iowa Code § 216.1, et seq., and Iowa Wage Payment Collection Act,

Iowa Code § 91A.1, et seq., any Texas employment or other law (including but not limited to the Texas Labor Code Chapter 21 (employment discrimination) and the Texas Workers Compensation Act, Tex. Labor Code Chapter 451), and any other foreign, federal, states’, or local governments’ laws, regulations, or executive orders governing or relating to employment. I further understand and agree that I am releasing any claims I may have, whether known or unknown, for payment of compensation, benefits, stock, or stock options of any kind, fraud or misrepresentation, promissory estoppel, wrongful or constructive discharge, defamation, invasion of privacy, breach of covenant of good faith and fair dealing, reprisal or retaliation, breach of contract, unjust enrichment, negligence, negligent hiring, supervision and retention, intentional or negligent infliction of emotional distress, and any other claims arising under any law. I further agree that, while nothing in this Release Addendum precludes the filing of a charge or my cooperation with any governmental agency, I hereby waive any recovery of any damages or other relief resulting from any such action. I further agree that if any claim I release in this Release Addendum is pursued in my name before any court or administrative agency, I will and do hereby waive any benefits I would otherwise obtain through such proceeding and will not take any award of money or other damages from such a proceeding.

I understand that this Release Addendum does not however, release any claims which arise after I sign this Release Addendum, or which arise from acts occurring after I sign this Release Addendum.

3.
Certification. I certify that I am in compliance with and have not breached the terms of the Agreement, including that I have returned all Company property and Confidential Information as required by Section 7 of the Agreement.

4.
Opportunity to Consult. I am hereby advised by the Company to seek the advice of an attorney of my choosing prior to signing this Release Addendum.

5.
Period for Review and Consideration. I acknowledge that I was given a period of more than twenty-one (21) days from my receipt of this Release Addendum to consider it before signing it. I further understand that, if I wish to accept the Release Addendum, I must sign it no sooner than the end of my Transition Period with the Company and within three days of my Retirement Date, and return the original signed Addendum Stacy M. Kammes, VP Human Resources, Flexsteel Industries, Inc., 385 Bell Street, Dubuque, IA 52001 or to Ms. Kammes by electronic transmission of a copy signed by Employee (which facsimile shall be effective for acceptance) to: SKammes@flexsteel.com, or I will not be entitled to the Retirement Benefits.

6.
Opportunity to Rescind. I understand that I may cancel this Release Addendum for any reason within seven (7) days after I have signed it. If I decide to cancel this Release Addendum and mail my notice of cancellation, I understand that it must be postmarked within the 7-day period and addressed to Stacy M. Kammes, VP Human Resources, Flexsteel Industries, Inc., 385 Bell Street, Dubuque, IA 52001, and must be sent by certified mail, return receipt requested.

If I do not timely sign or decide to cancel this Release Addendum, the Release Addendum shall be null and void, I will not be entitled to the Retirement Benefits.

7.
Miscellaneous. I agree that the “Miscellaneous” provisions set forth in Section 16 of the Agreement apply with equal force to this Release Addendum.

8.
Signature. I have read this Release Addendum, know its contents and have signed it as a free and voluntary act having had adequate opportunity to consider the terms and conditions of this Release Addendum and to consult with an attorney of my choosing.

I have signed this Release Addendum on this ___ day of _______________, 2025.

Jerald K. Dittmer